EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

Medical Action Industries Inc.

We have issued our reports dated March 31, 2007, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of Statement of Financial Accounting Standards No. 123(R) as of April 1, 2006 and No. 158 as of March 31, 2007) accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Medical Action Industries Inc. and subsidiaries on Form 10-K for the year ended March 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Medical Action Industries Inc. and Subsidiaries on Forms S-8 (File No. 333-138400, 333-138401, and 333-138402), effective November 3, 2006.

GRANT THORNTON LLP

New York, New York

May 31, 2007